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Filed Pursuant to Rule 424(b)(4)
Registration Number 333-203499

PROSPECTUS

3,404,414 Shares

Class A Common Stock

        This prospectus relates to:

  •
  up to an aggregate of 3,292,937 shares of Class A common stock that may be issued by us from time to time pursuant to this prospectus to certain holders of Class A partnership units in Moelis & Company Group LP ("Group LP"), upon the exchange by such holders of an equal number of such Class A partnership units; and

  •
  the sale by the selling stockholders named in this prospectus of up to an aggregate of 111,477 shares of Class A common stock from time to time.

        The Class A common stock offered hereby by the selling stockholders may be sold through one or more underwriters, broker dealers or agents. If the Class A common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See "Plan of Distribution" herein.

        We will not receive any cash proceeds from the issuance of Class A common stock pursuant to this prospectus, but we will acquire Group LP Class A partnership units exchanged for our Class A common stock that we issue to an exchanging holder. We will not receive any cash proceeds from any sale of Class A common stock by any selling stockholder.

        Our Class A common stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "MC." On April 30, 2015, the NYSE official closing price of our Class A common stock was $27.05 per share.

        We are an "emerging growth company" under applicable Securities and Exchange Commission rules and are subject to reduced public company reporting requirements.

        Investing in our Class A common stock involves risks. See "Risk Factors" beginning on page 8.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

May 4, 2015

        We and the selling stockholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or the documents incorporated by reference in this prospectus. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither the delivery of this prospectus nor the sale of our Class A common stock means that information contained in this prospectus or the documents incorporated by reference in this prospectus are correct after the date of this prospectus. This prospectus is an offer to issue or sell the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

        You should read carefully the entire prospectus, as well as the documents incorporated by reference in this prospectus, before making an investment decision.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process.

i

 PROSPECTUS SUMMARY

        In this prospectus, when we use the terms "Company," "we," "our," or "us," we mean Moelis & Company, a Delaware corporation, and its consolidated subsidiaries.

Moelis & Company

        Moelis & Company is a leading global independent investment bank that provides innovative strategic and financial advice to a diverse client base, including corporations, governments and financial sponsors. We assist our clients in achieving their strategic goals by offering comprehensive, globally integrated financial advisory services across all major industry sectors. Our team of experienced professionals advises clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings and other corporate finance matters.

        Moelis & Company was incorporated in Delaware on January 9, 2014. Our principal executive offices are located at 399 Park Avenue, 5th Floor, New York, NY 10022, and our phone number is (212) 883-3800.

 The Offering

Class A common stock to be issued upon exchange of Group LP Class A partnership units	Up to 3,292,937 shares.
Class A common stock being offered by the selling stockholders

Up to 111,477 shares, 94,496 of which are issuable upon exercise of an equivalent number of nil strike options held by the selling stockholders and 16,981 of which are outstanding and beneficially owned by the selling stockholders.

Class A common stock outstanding as of April 30, 2015	19,629,308 shares.

This number excludes 34,497,451 shares of Class A common stock issuable in exchange for Group LP Class A partnership units (including the 3,292,937 shares to be issued upon exchange and described above) and upon conversion of shares of our Class B common stock, each as described under "Exchanges of Group LP Class A Partnership Units For Moelis & Company Class A Common Stock." If all outstanding Group LP Class A partnership units were exchanged and all outstanding shares of Class B common stock were converted, we would have had 54,126,759 shares of Class A common stock outstanding as of April 30, 2015.

Class B common stock outstanding as of April 30, 2015	31,617,704 shares.
Use of proceeds

We will not receive any cash proceeds from the issuance of Class A common stock pursuant to this prospectus, but we will acquire Group LP Class A partnership units exchanged for our Class A common stock that we issue to an exchanging holder.

We will not receive any cash proceeds from any sale of Class A common stock by any selling stockholder.
Voting rights	Each share of our Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.

The shares of our Class B common stock entitle Moelis & Company Partner Holdings LP ("Partner Holdings") to (i) for so long as the Class B Condition (as defined below) is satisfied, ten votes per share, and (ii) after the Class B Condition ceases to be satisfied, one vote per share. Partner Holdings holds a number of shares of Class B common stock in Moelis & Company that is equal to the aggregate number of vested and unvested Class A partnership units in Group LP held by Partner Holdings. Partner Holdings is controlled by our Chairman and Chief Executive Officer, Kenneth Moelis. Based on such control, until the Class B Condition ceases to be satisfied, Mr. Moelis has all of the voting power of the Class B common stock. As of April 30, 2015, Mr. Moelis controlled 94.8% of the voting interest in Moelis & Company.

The "Class B Condition" is defined as Mr. Moelis satisfying all of the following conditions: (i) he maintains directly or indirectly ownership of an aggregate of at least 4,458,445 shares of Class A common stock of Moelis & Company and Equivalent Class A Shares (as defined below), subject to customary adjustments, which represent approximately one-third of his ownership immediately following our initial public offering; (ii) he maintains directly or indirectly beneficial ownership (as defined below) of at least five percent (5%) of the Class A common stock of Moelis & Company (calculated, without duplication, on the basis that all issued and outstanding Group LP Class A partnership units not held by Moelis & Company or its subsidiaries had been exchanged for shares of Class A common stock of Moelis & Company); (iii) he has not been convicted of a criminal violation of a material U.S. federal or state securities law that constitutes a felony or a felony involving moral turpitude; (iv) he is not deceased; and (v) his employment agreement has not been terminated in accordance with its terms because of a breach of his covenant to devote his primary business time and effort to the business and affairs of the Company and its subsidiaries or because he suffered an "incapacity" (i.e., order of incompetence or of insanity or permanent physical incapacity).

"Equivalent Class A Shares" means, on any date, the number of shares of Class A common stock represented by any shares, units, interests, options, warrants, evidence of indebtedness, stock awards or other securities or awards which by their terms are directly or indirectly convertible into, exchangeable for, exercisable for or pursuant to which the holder is entitled to receive shares of Class A common stock, whether immediately, only after the passage of time or only after the satisfaction of conditions and notwithstanding any right to pay cash in lieu of shares of Class A common stock.

"Beneficial ownership" has the same meaning given to it in Section 13(d) under the Exchange Act and the rules thereunder, except that a person will be deemed to have "beneficial ownership" of all securities that person has the right to acquire, whether the right is exercisable immediately, only after the passage of time or only after the satisfaction of conditions and notwithstanding any right to pay cash in lieu of such securities.

After the Class B Condition ceases to be satisfied, for so long as the Secondary Class B Condition (as defined below) is satisfied, Partner Holdings will have certain approval rights over the following transactions:

• the appointment or termination of the Chief Executive Officer;
• any amendments to Moelis & Company's amended and restated certificate of incorporation or bylaws that materially and adversely affect in a disproportionate manner the rights of Mr. Moelis; and
• any amendments to Group LP's limited partnership agreement that materially and adversely affect in a disproportionate manner the rights of Mr. Moelis.

After the Class B Condition ceases to be satisfied, for so long as the Secondary Class B Condition is satisfied, our board of directors will nominate individuals designated by Partner Holdings equal to one quarter of the board of directors.

For so long as either the Class B Condition or the Secondary Class B Condition is satisfied, Partner Holdings will retain the right to remove any director previously designated by it.

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise provided in our amended and restated certificate of incorporation or as required by applicable law.

As of April 30, 2015, holders of our Class A common stock who are not affiliated with our directors and executive officers owned approximately 89.7% of Moelis & Company's Class A common stock and had approximately 5.2% of the voting power in Moelis & Company.

Exchange Rights

Subject to the terms and conditions of the Group LP limited partnership agreement and the lock-up restrictions described below, each Group LP Class A unitholder (other than Moelis & Company) has the right to exchange Group LP Class A partnership units, either for shares of our Class A common stock on a one-for-one basis, or cash (based on the market price of the shares of Class A common stock), at Group LP's option. If Group LP chooses to exchange such units for our Class A common stock, Moelis & Company will deliver an equivalent number of shares of Class A common stock to the exchanging holder and receive a corresponding number of newly issued Group LP Class A partnership units. The exchanging holder's surrendered Group LP Class A partnership units will be cancelled by Group LP. Each unitholder's right to request exchange is subject to the general partner of Group LP establishing a date on which a unitholder may request such an exchange. As Group LP Class A unitholders exchange their Group LP Class A partnership units, Moelis & Company's percentage of economic ownership of Group LP will be correspondingly increased. See "Exchanges of Group LP Class A Partnership Units For Moelis & Company Class A Common Stock."

Lock-up

Group LP Class A partnership units and Moelis & Company Class A common stock held by our Managing Directors (including through Partner Holdings) are subject to lock-up agreements for four years from the date of our initial public offering. After this period, Group LP Class A partnership units held by a Managing Director will become exchangeable into Class A common stock or cash as described above and Moelis & Company Class A common stock held by a Managing Director will become transferable, in each case in three installments (which were equal installments at the time of our initial public offering) on each of the fourth, fifth and sixth anniversary of our initial public offering. If a Managing Director terminates his or her employment with the Company prior to the end of the lock-up period, the Company will be entitled to extend the lock-up period until up to the tenth anniversary of our initial public offering. We may waive the transfer and exchange restrictions set forth in the Group LP limited partnership agreement, including in connection with an offering of shares of our Class A common stock by our Managing Directors. In addition, these restrictions cease to apply upon the death or termination of employment by us due to disability of the applicable Managing Director with respect to such Managing Director's Group LP Class A partnership units.

Stockholders Agreement

Moelis & Company has entered into a stockholders agreement with Partner Holdings pursuant to which, for so long as the Class B Condition is satisfied, Partner Holdings has approval rights over significant corporate actions by Moelis & Company. Our board of directors will nominate individuals designated by Partner Holdings equal to a majority of the board of directors, for so long as the Class B Condition is satisfied.

After the Class B Condition ceases to be satisfied, for so long as the Secondary Class B Condition (as defined below) is satisfied, Partner Holdings will have certain approval rights (including, among others, over the appointment or termination of the Chief Executive Officer) and our board of directors will nominate individuals designated by Partner Holdings equal to one quarter of the board of directors.

The "Secondary Class B Condition" is defined as Mr. Moelis satisfying all of the following conditions: he maintains directly or indirectly ownership of an aggregate of at least 2,229,222 shares of Class A common stock of Moelis & Company and Equivalent Class A Shares, subject to customary adjustments, which represent approximately one-sixth of his ownership immediately following our initial public offering, and conditions (ii)-(v) required under the Class B Condition.

Registration Rights	Moelis & Company has granted registration rights pursuant to which:

•

Moelis & Company is required to use its reasonable best efforts to file a shelf registration statement within three months of the expiration of the lock-up period relating to our Managing Directors described above, providing for the exchange of Group LP Class A partnership units held by such Managing Directors for an equivalent number of shares of Moelis & Company Class A common stock and the resale of shares of Moelis & Company Class A common stock by our Managing Directors at any time and from time to time, subject to applicable restrictions imposed by Moelis & Company;

•

certain Group LP Class A unitholders have the ability to cause Moelis & Company to register the shares of its Class A common stock they could acquire upon exchange of their Group LP Class A partnership units, subject to certain contractual restrictions; and

•

certain Group LP Class A unitholders have the ability to cause Moelis & Company to register the shares of its Class A common stock they could acquire upon exchange of their Group LP Class A partnership units, subject to certain contractual restrictions, in any public underwritten offerings by Moelis & Company after the expiration or earlier termination (if any) of the lock-up agreements referred to above, subject to customary pro rata cutbacks.

Dividend Policy

Our current dividend policy is to pay a quarterly cash dividend equal to $0.20 per share of Class A common stock. Any declaration and payment of future dividends to holders of our Class A common stock will be at the sole discretion of our board of directors and will depend on many factors, including our financial condition, earnings, cash flows, capital requirements, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends and other considerations that our board of directors deems relevant.

The declaration and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors will take into account: general economic and business conditions; our financial condition and operating results; our available cash and current anticipated cash needs; capital requirements; contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders; and such other factors as our board of directors may deem relevant.

Risk Factors	See "Risk Factors" for a discussion of risks you should carefully consider before investing in our Class A common stock.
New York Stock Exchange Trading Symbol	"MC."

RISK FACTORS

        Investing in our Class A common stock involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus and each of the risks described in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference into this prospectus, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC's website at www.sec.gov, and all of the other information included or incorporated by reference in this prospectus. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, also may become important factors that affect us. If any of the following risks materialize, our business, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our Class A common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Class A Common Stock and this Offering

Control by Mr. Moelis of the voting power in Moelis & Company may give rise to actual or perceived conflicts of interests.

        Moelis & Company is controlled by Mr. Moelis, through his control of Partner Holdings. Mr. Moelis' interests may differ from those of other stockholders. As of December 31, 2014, Mr. Moelis controls approximately 95% of the voting interest in Moelis & Company primarily through his control of Partner Holdings, which currently holds all outstanding Class B common stock. The shares of Class B common stock entitle Partner Holdings to (i) for so long as the Class B Condition is satisfied, ten votes per share and (ii) after the Class B Condition ceases to be satisfied, one vote per share. In addition, Moelis & Company has entered into a stockholders agreement with Partner Holdings, pursuant to which, for so long as the Class B Condition is satisfied, Partner Holdings has certain approval rights over certain transactions. As a result, because Mr. Moelis has a majority of the voting power in Moelis & Company, he has the ability to elect all of the members of our board of directors and thereby to control our management and affairs, including determinations with respect to acquisitions, dispositions, borrowings, issuances of Class A common stock or other securities, and the declaration and payment of dividends. Mr. Moelis is able to determine the outcome of all matters requiring stockholder approval and is able to cause or prevent a change of control of Moelis & Company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of Moelis & Company. Mr. Moelis' voting control could deprive our stockholders of an opportunity to receive a premium for their Class A common stock as part of a sale of Moelis & Company and might ultimately affect the market price of our Class A common stock. As a result of the control exercised by Mr. Moelis over us, our agreements entered into with him prior to or in connection with our initial public offering may not have been negotiated on "arm's length" terms. We cannot assure you that we would not have received more favorable terms from an unaffiliated party.

We are a "controlled company" within the meaning of the rules of the New York Stock Exchange and, as a result, qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You do not have the same protections afforded to stockholders of companies that are subject to such requirements.

        Mr. Moelis, through his control of Partner Holdings, holds more than 50% of the voting power of our shares eligible to vote. As a result, we are a "controlled company" under the rules of the NYSE. Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including the requirements that (i) a majority of the board of directors consist of independent directors and (ii) that the board of directors have compensation and nominating and corporate governance committees composed entirely of independent directors.

        For at least some period, we intend to utilize these exemptions. As a result, we do not have a majority of independent directors on our board of directors. Accordingly, although we may transition to a board with a majority of independent directors prior to the time we cease to be a "controlled company," for such period of time you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements set by the NYSE. In the event that we cease to be a "controlled company" and our shares continue to be listed on the NYSE, we will be required to comply with these provisions within the applicable transition periods. These exemptions do not modify the independence requirements for our audit committee, and we intend to comply with the applicable requirements of the SEC and the NYSE with respect to our audit committee within the applicable time frame.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

        We are an emerging growth company and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to "emerging growth companies," including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company until December 31, 2019. We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of our initial public offering in April 2014, (ii) the first fiscal year after our annual gross revenues are $1.0 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our Class A common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our Class A common stock, and the price of our common stock may be more volatile.

        Emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this accommodation, and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We have not evaluated our internal controls over financial reporting for purposes of compliance with Section 404 of the Sarbanes-Oxley Act.

        We have not been required to comply with the requirements of the Sarbanes-Oxley Act, including the internal control evaluation and certification requirements of Section 404 of that statute, and we will not be required to comply with all of those requirements for as long as we continue to be an emerging growth company and after we have been subject to the reporting requirements of the Exchange Act for a specified period of time. Accordingly, we have not determined whether or not our existing internal controls over financial reporting systems comply with Section 404. The internal control evaluation required by Section 404 will divert internal resources and will take a significant amount of time, effort and expense to complete. If it is determined that we are not in compliance with Section 404, we will be required to implement remedial procedures and re-evaluate our internal control over financial reporting. We may experience higher than anticipated operating expenses as well as higher independent auditor and consulting fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to comply with Section 404. If we are unable to implement any necessary changes effectively or efficiently, our operations, financial reporting or financial results could be adversely affected and we could obtain an adverse report on internal controls from our independent registered public accountants. In particular, if we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accountants may not be able to certify as to the effectiveness of our internal control over financial reporting. Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements is also likely to suffer if our independent registered public accounting firm reports a material weakness in our internal control over financial reporting. This could materially adversely affect us and lead to a decline in the market price of our shares.

The historical financial information incorporated by reference in this prospectus may not permit you to predict our costs of operations.

        The historical financial information incorporated by reference in this prospectus for the periods prior to our initial public offering in April 2014 does not reflect the added costs we incur as a public company, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act of 2002. As a result of these matters, among others, it may be difficult for investors to compare our future results to historical results or to evaluate our relative performance or trends in our business. For more information on our historical financial information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference into this prospectus.

If securities analysts do not publish research or reports about our business or if they downgrade our Company or our sector, the price of our Class A common stock could decline.

        The trading market for our Class A common stock depends in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our Company or our industry, or the stock of any of our competitors, the price of our Class A common stock could decline. If one or more of these analysts ceases coverage of our Company, we could lose visibility in the market, which in turn could cause the price of our Class A common stock to decline.

Our share price may decline due to the large number of shares eligible for future sale and for exchange.

        The market price of our Class A common stock could decline as a result of sales of a large number of shares of Class A common stock in the market as a result of and after this offering or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. As of April 30, 2015, we had outstanding 19,629,308 shares of Class A common stock, most of which may be resold immediately in the public market. In addition, a significant number of holders of Group LP Class A partnership units may elect to exchange their units and they may receive shares of our Class A common stock. Further, restrictions on sales of certain shares of Class A common stock by certain of our pre-IPO equityholders expired on April 22, 2015, and such shares are now eligible for resale from time to time, and employees who have received shares of Class A common stock upon settlement of restricted stock units are currently able to sell such shares, subject to any blackout periods we impose on employees and restrictions under the Securities Act of 1933, as amended (the "Securities Act"). On April 30, 2015, we entered into an agreement with Sumitomo Mitsui Banking Corporation ("SMBC"), our strategic alliance partner, to permit SMBC, subject to the terms of the Group LP limited partnership agreement, to exchange half of its Group LP Class A partnership units (1,280,054 units) into Moelis & Company Class A common stock on or after July 1, 2015 and the remaining 50% (1,280,053 units) on or after April 22, 2016.

        Existing Group LP Class A partnership unitholders (including certain Managing Directors) owned, as of April 30, 2015, an aggregate of 34,479,961 Class A partnership units. Our amended and restated certificate of incorporation allows the exchange of Class A partnership units in Group LP (other than those held by us) for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Further, Partner Holdings held 31,617,704 shares of our Class B common stock, which will be convertible into 17,490 shares of our Class A common stock. Shares of Class A common stock (including those issuable upon exchange of Group LP partnership units) that are held by the Group LP Class A partnership unitholders (including our Managing Directors) will be eligible for resale from time to time, subject to certain contractual restrictions and to restrictions under the Securities Act.

        Certain Class A partnership unitholders in Group LP and holders of our Class A common stock are parties to agreements with us pursuant to which we have granted them registration rights. Under those agreements, these persons will have the ability to cause us to register the shares of our Class A common stock (including the shares they could acquire upon exchange of Class A partnership units in Group LP), subject to certain contractual restrictions. See "Exchanges of Group LP Class A Partnership Units For Moelis & Company Class A Common Stock."

The market price of our Class A common stock may be volatile, which could cause the value of your investment to decline.

        Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our Class A common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response, the market price of our Class A common stock could decrease significantly. You may be unable to resell your shares of our Class A common stock at or above the public offering price.

While we currently intend to pay a quarterly cash dividend to our stockholders, we may change our dividend policy at any time. There can be no assurance that we will continue to declare cash dividends.

        Since the third quarter of 2014, our board of directors has declared a regular quarterly dividend of $0.20 per share of Class A common stock. Although we currently intend to continue to pay a quarterly cash dividend to our stockholders, we have no obligation to do so, and our dividend policy may change at any time. Returns on stockholders' investments will primarily depend on the appreciation, if any, in the price of our Class A common stock. Whether we continue and the amount and timing of any dividends are subject to capital availability and periodic determinations by our board of directors that cash dividends are in the best interest of our stockholders and are in compliance with all respective laws and agreements of the Company applicable to the declaration and payment of cash dividends. Future dividends, including their timing and amount, may be affected by, among other factors: general economic and business conditions; our financial condition and operating results; our available cash and current anticipated cash needs; capital requirements; contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders; and such other factors as our board of directors may deem relevant. Our dividend payments may change from time to time, and we cannot provide assurance that we will continue to declare dividends in any particular amounts or at all.

The reduction in or elimination of our dividend payments could have a negative effect on our stock price.

Anti-takeover provisions in our organizational documents and Delaware law could delay or prevent a change in control.

        Our amended and restated certificate of incorporation and bylaws may delay or prevent a merger or acquisition that a stockholder may consider favorable by permitting our board of directors to issue one or more series of preferred stock, requiring advance notice for stockholder proposals and nominations and placing limitations on convening stockholder meetings. In addition, there is no cumulative voting in the election of directors, and our amended and restated certificate of incorporation provides that directors may be removed, with or without cause, only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote; provided, however, that for so long as the Class B Condition is satisfied, directors may be removed, with or without cause, with the affirmative vote of a majority of the voting interest of stockholders entitled to vote. In addition, we are subject to provisions of the Delaware General Corporation Law that restrict certain business combinations with interested stockholders. These provisions may also discourage acquisition proposals or delay or prevent a change in control, which could harm our stock price. See "Description of Capital Stock."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward-looking statements by the use of words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "intend," "predict," "potential" or "continue," the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties, and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements.

        Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as a prediction of future events. We are under no duty to and we do not undertake any obligation to update or review any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations whether as a result of new information, future developments or otherwise.

 USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of Class A common stock pursuant to this prospectus, but we will acquire Group LP Class A partnership units exchanged for our Class A common stock that we issue to an exchanging holder. We will not receive any cash proceeds from any sale of Class A common stock by any selling stockholder.

EXCHANGES OF GROUP LP CLASS A PARTNERSHIP UNITS FOR MOELIS & COMPANY CLASS A
COMMON STOCK

        Subject to the terms and conditions of the Group LP limited partnership agreement and the lock-up restrictions described herein, each Group LP Class A unitholder (other than Moelis & Company) has the right to exchange Group LP Class A partnership units, either for shares of our Class A common stock on a one-for-one basis, or cash (based on the market price of the shares of Class A common stock), at Group LP's option. If Group LP chooses to exchange such units for our Class A common stock, Moelis & Company will deliver an equivalent number of shares of Class A common stock to the exchanging holder and receive a corresponding number of newly issued Group LP Class A partnership units. The exchanging holder's surrendered Group LP Class A partnership units will be cancelled by Group LP. Each unitholder's right to request exchange is subject to the general partner of Group LP establishing a date on which a unitholder may request such an exchange. As Group LP Class A unitholders exchange their Group LP Class A partnership units, Moelis & Company's percentage of economic ownership of Group LP will be correspondingly increased.

        Our employees are restricted from selling shares of our Class A common stock during any blackout period we impose. Accordingly, any current employee who exchanges Group LP Class A partnership units for shares of our Class A common stock will be restricted from selling such Class A common stock during these blackout periods.

        As of April 30, 2015, we had reserved for issuance 34,479,961 shares of Class A common stock in respect of the aggregate number of shares of Class A common stock expected to be issued over time upon the exchanges by Group LP Class A partnership unitholders, unless Group LP exercises its option to pay cash in lieu of shares of Class A common stock for some or all of such exchanged Group LP Class A partnership units. The cash amount will be based on the market price of the shares of Class A common stock.

 DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

        Our authorized capital stock consists of 1,000,000,000 shares of Class A common stock, par value $0.01 per share, 1,000,000,000 shares of Class B common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Class A Common Stock

        Holders of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our Class A stockholders are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all shares of Class A common stock and shares of Class B common stock, voting together as a single class. However, amendments to the amended and restated certificate of incorporation that would increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares of the class affected by the amendment, voting as a separate class.

        Holders of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

        Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A and Class B common stock will be entitled to receive our remaining assets available for distribution on a pro rata basis.

        Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights.

        Subject to the transfer restrictions set forth in the Group LP limited partnership agreement, holders of fully vested Group LP Class A partnership units (other than Moelis & Company) may exchange these units for shares of Class A common stock on a one-for-one basis or cash (based on the market price of the shares of Class A common stock) at Group LP's option, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

        Each share of Class B common stock may, at the option of the holders, be converted into Class A common stock, at a conversion rate determined based on the ratio of the subscription price for such shares to the initial public offering price of the Class A common stock.

Class B Common Stock

        For so long as the Class B Condition is satisfied, each share of our Class B common stock will entitle Partner Holdings to ten votes for each share held of record on all matters submitted to a vote of stockholders. After the Class B Condition ceases to be satisfied, each share of our Class B common stock will entitle Partner Holdings to one vote for each share held of record on all matters submitted to a vote of stockholders. Shares of our Class B common stock are not transferable. Our Class B stockholders will not be entitled to cumulate their votes in the election of directors.

        Holders of our Class B common stock will be entitled to receive dividends of the same type as any dividends payable on outstanding Class A common stock. Dividends on shares of Class B common stock will be calculated based on the applicable subscription amount such that the aggregate dividends payable with respect to Class B common stock will equal the dividends payable with respect to an equivalent dollar amount of Class A common stock. The holders of our Class B common stock are entitled to receive, on a pari passu basis with the holders of our Class A common stock, such dividend or other distribution when, as and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

        Each share of Class B common stock may, at the option of Partner Holdings, be converted into Class A common stock, at a conversion rate determined based on the ratio of the subscription price for such shares to the initial public offering price of the Class A common stock.

        Holders of our Class B common stock do not have preemptive or subscription rights.

Preferred Stock

        Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors may determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

  •
  whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

  •
  the dates at which dividends, if any, will be payable;

  •
  the redemption rights and price or prices, if any, for shares of the series;

  •
  the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

  •
  the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our Company;

  •
  whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our Company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

  •
  restrictions on the issuance of shares of the same series or of any other class or series; and

  •
  the voting rights, if any, of the holders of the series.

        We may issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your Class A common stock over the market price of the Class A common stock.

Authorized but Unissued Capital Stock

        Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which apply so long as the Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances of capital stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

        One of the effects of the existence of unissued and unreserved Class A common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Forum Selection Clause

        Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine. In the event that the Court of Chancery lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding will be another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provision. This choice of forum provision limits a stockholder's ability to bring a claim in another judicial forum, including in a judicial forum that it may find favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Anti-Takeover Effects of Provisions of Delaware Law, our Amended and Restated Certificate of Incorporation and the Stockholders Agreement

        Our amended and restated certificate of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our Company unless the takeover or change in control is approved by our board of directors. These provisions include the following:

        Our amended and restated certificate of incorporation provides that stockholder action may be taken by written consent in lieu of a meeting for so long as the Class B Condition is satisfied. After the Class B Condition ceases to be satisfied, stockholders will no longer have the ability to consent in writing to the taking of any action so that stockholder action may be taken only at an annual or special meeting of stockholders.

        Our amended and restated certificate of incorporation provides that, except as otherwise required by law, special meetings of our stockholders can only be called by our Chief Executive Officer, pursuant to a resolution adopted by a majority of our board of directors or a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings, or by the chairman of our board of directors. Notwithstanding the foregoing, for so long as the Class B Condition is satisfied, stockholders collectively holding at least a majority of the voting power of the issued and outstanding shares of our capital stock entitled to vote in connection with the election of directors may call a special meeting. After the Class B Condition ceases to be satisfied, stockholders will no longer have the ability to call a special meeting.

        In addition, we are party to a stockholders agreement with Partner Holdings. Under this agreement, Partner Holdings has the right to designate a number of designees to our board of directors equal to a majority of the board of directors so long as the Class B Condition is satisfied. After the Class B Condition ceases to be satisfied, for so long as the Secondary Class B Condition is satisfied, Partner Holdings has the right to designate a number of designees to our board of directors equal to one quarter of the board of directors. As long as the Class B Condition or the Secondary Class B Condition is satisfied, Partner Holdings retains the right to remove any director previously designated by it.

        In addition, there is no cumulative voting in the election of directors and our amended and restated certificate of incorporation provides that directors may be removed, with or without cause, only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote; provided, however, that for so long as the Class B Condition is satisfied, directors may be removed, with or without cause, with the affirmative vote of a majority of the voting interest of stockholders entitled to vote.

        The foregoing provisions of our amended and restated certificate of incorporation and bylaws and the stockholders agreement could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A. The transfer agent's address is 144 Fernwood Avenue, Edison, NJ 08837.

Listing

        Our Class A common stock is listed on the NYSE under the symbol "MC."

COMPARISON OF OWNERSHIP OF THE GROUP LP CLASS A PARTNERSHIP UNITS AND THE MOELIS & COMPANY CLASS A COMMON STOCK

        The table below highlights a number of the significant differences between the rights and privileges associated with ownership of Moelis & Company Class A common stock and Group LP Class A partnership units. This discussion is intended to assist holders of Group LP Class A partnership units in understanding how their investment will change if their Group LP Class A partnership units are exchanged for Class A common stock. The following information is summary in nature and is not intended to describe all the differences between Group LP Class A partnership units and Moelis & Company Class A common stock.

Moelis & Company Class A Common Stock	Group LP Class A Partnership Units
Form of Organization and Purpose
Moelis & Company is a Delaware corporation.	Group LP is a Delaware limited partnership.
Management and Voting Rights

Moelis & Company is managed by its board of directors.
Each share of Class A common stock entitles its holder to one vote on all matters to be voted on by stockholders generally.
Pursuant to the Group LP limited partnership agreement, Moelis & Company agrees that it will not conduct any business other than the management and ownership of Group LP, its general partner, and its operating entity subsidiaries, or own any other assets (other than cash or cash equivalents to be used to satisfy liabilities or other assets held on a temporary basis).
Group LP is controlled by its general partner, Moelis & Company Group GP LLC, a wholly-owned subsidiary of Moelis & Company. Through its control of the general partner, Moelis & Company has unilateral control (subject to the consent of Partner Holdings on various matters) over the affairs and decisions of Group LP. Through its officers and directors, Moelis & Company is responsible for all operational and administrative decisions of Group LP and the day-to-day management of Group LP's business.

The general partner cannot be removed as the general partner without Moelis & Company's approval. No Group LP unitholders, in their capacity as such, have any authority or right to control the management of Group LP or to bind it in connection with any matter.

Group LP Class A unitholders have no voting rights by virtue of their ownership of Group LP partnership units, except for the right to approve certain amendments to the limited partnership agreement of Group LP, certain changes to the capital accounts of the limited partners of Group LP and any conversion of Group LP to a corporation other than for purposes of a sale transaction.

In the event that Group LP proposes to engage in a material corporate transaction, including a merger, consolidation, dissolution or sale of substantially all of its assets, the general partner of Group LP shall have the power and authority to approve such a transaction. In addition, in the

Moelis & Company Class A Common Stock	Group LP Class A Partnership Units
event that the general partner of Group LP determines that all (or any portion) of the partnership units of Group LP, should be sold to a third party purchaser, it has the right to compel the holders of the partnership units of Group LP to sell all or the same portion of their partnership units of Group LP to this third party purchaser.
Additional Equity

Our authorized capital stock consists of 1,000,000,000 shares of Class A common stock, par value $0.01 per share, 1,000,000,000 shares of Class B common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which apply so long as the Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances of capital stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock.
Under the terms of the Group LP limited partnership agreement, the general partner may in the future cause Group LP to issue Group LP partnership units or other, newly created classes of Group LP securities to one or more investors having such rights, preferences and other terms as it determines, and in such amount as it may determine. In addition, the general partner may in the future elect to compensate its employees by granting them, directly or indirectly, Group LP partnership units, whether or not subject to forfeiture, or profits interests or other securities. Any such issuance would have a dilutive effect on the economic interest other partners hold in Group LP.
Dividends and Distributions

Any declaration and payment of future dividends to holders of Class A common stock will be at the discretion of Moelis & Company's board of directors and will depend on many factors, including its financial condition, earnings, cash flows, capital requirements, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends and other considerations that the board of directors deems relevant.
Moelis & Company is a holding company and its only assets are its partnership interests in Group LP, its equity interest in the sole general partner of Group LP, Moelis & Company Group GP LLC, and its interests in its subsidiaries.
Pursuant to the Group LP limited partnership agreement, the general partner has the right to determine when distributions will be made to the partners of Group LP and the amount of any such distributions. If the general partner authorizes a distribution, such distribution will be made, except as required under applicable tax law, to the partners of Group LP (i) in the case of a tax distribution, generally to the holders of partnership units in proportion to the amount of taxable income of Group LP allocated to such holder and (ii) in the case of other distributions, pro rata in accordance with the percentages of their respective partnership units.

Under Delaware law, dividends may be payable only out of surplus, which is calculated as the company's assets less its liabilities and its capital, or, if it has no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
The holders of partnership units in Group LP, including Moelis & Company, incur U.S. federal, state and local income taxes on their allocable share of any net taxable income of Group LP. Net profits and net losses of Group LP are generally allocated to its partners pro rata in accordance with the percentages of their respective partnership units, except as required under applicable tax law.

Moelis & Company Class A Common Stock	Group LP Class A Partnership Units
Moelis & Company intends to cause Group LP to make distributions to Moelis & Company in an amount sufficient to cover dividends, if any, declared by Moelis & Company. If Group LP makes such distributions, each other Group LP Class A unitholder will be entitled to receive equivalent distributions from Group LP on its units.	Moelis & Company intends to cause Group LP to make distributions to Moelis & Company in an amount sufficient to cover dividends, if any, declared by Moelis & Company. If Group LP makes such distributions, each other Group LP Class A unitholder will be entitled to receive equivalent distributions from Group LP on its units.
Liquidity

Our Class A common stock is traded on the NYSE under the symbol "MC."
Our Class A common stock is transferable according to the laws governing transfers of securities.
Our employees are restricted from selling shares of our Class A common stock during any blackout period we impose. Accordingly, any current employee who exchanges Group LP Class A partnership units for shares of our Class A common stock will be restricted from selling such Class A common stock during these blackout periods.
Except as expressly provided by the Group LP limited partnership agreement, no limited partner may transfer all or any portion of its partnership units to any transferee without the consent of the general partner, other than transfers to certain family members, controlled entities or affiliates of such limited partner.

SELLING STOCKHOLDERS

        The selling stockholders named below may offer to sell from time to time pursuant to this prospectus up to an aggregate of 111,477 shares of Class A common stock, 94,496 of which are issuable upon exercise of an equivalent number of nil strike options held by the selling stockholders and 16,981 of which are outstanding and beneficially owned by the selling stockholders. The table below describes each selling stockholder's beneficial ownership according to the information available to us as of April 30, 2015.

        The number of shares and percentage of beneficial ownership prior to this offering set forth below is based on 19,629,308 shares of Class A common stock outstanding as of April 29, 2015. This number excludes 34,497,451 shares of Class A common stock issuable in exchange for Group LP Class A partnership units and upon conversion of shares of our Class B common stock. The number of shares and percentage of beneficial ownership after this offering set forth below is based on 19,629,308 shares of Class A common stock and assumes the sale of all shares of Class A common stock offered by the selling stockholder pursuant to this prospectus. This number excludes 3,292,937 shares of Class A common stock issuable in exchange for Group LP Class A partnership units.

        Beneficial ownership is determined in accordance with the rules of the SEC. Information concerning the selling stockholders may change from time to time. Any changes to the information provided below will be set forth in a supplement to this prospectus if and when necessary.

	Shares Beneficially Owned Prior to this Offering				Shares Beneficially Owned After this Offering
Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock	Number of Shares of Class B Common Stock	% of Combined Voting Power	Shares offered	Number of Shares of Class A Common Stock	Number of Shares of Class B Common Stock	% of Combined Voting Power
Selling Stockholders (as a group)(1)	124,000	—	*	111,477	12,523	—	*

*
Less than 1%.

(1)
Represents shares of Class A common stock beneficially owned by 44 selling stockholders not listed above who, as a group, own less than 1.0% of our outstanding shares of Class A common stock prior to this offering.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of U.S. federal income tax consequences of an exchange of Group LP Class A partnership units for Class A common stock and the income and estate tax consequences generally applicable to holders of Class A common stock that hold such shares as capital assets (generally, for investment). For purposes of this discussion, the term U.S. Holder means a holder of Group LP Class A partnership units or shares of Class A common stock that is for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the U.S.;

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  a corporation or other entity taxable as a corporation created in or organized under the laws of the U.S., any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (i) if a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        A Non-U.S. Holder is any beneficial owner that for U.S. federal income tax purposes is not an entity classified as a partnership and is not a U.S. Holder.

        If a partnership or other pass-through entity holds Class A common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner or member and the activities of the partnership or other entity. Accordingly, partnerships or other pass-through entities that hold Class A common stock and partners or members in these partnerships or other entities should consult their tax advisors regarding the U.S. federal income and estate tax consequences of the purchase, ownership and disposition of Class A common stock.

        This summary does not consider specific facts and circumstances that may be relevant to a particular holder's tax position and does not consider the non-income tax consequences or the state, local or non-U.S. tax consequences of an investment in Class A common stock. It also does not apply to holders subject to special tax treatment under the U.S. federal income tax laws (including a dealer in securities or currencies, a financial institution, a regulated investment company, a real estate investment trust, an insurance company, a tax-exempt organization, a person holding Group LP Class A partnership units or Class A common stock as part of a hedging, integrated or conversion transaction, a constructive sale, or a straddle, a trader in securities that has elected the mark-to-market method of accounting for your securities, a person liable for alternative minimum tax, a person who owns 10% or more of our voting stock, a person that received its Group LP Class A partnership units or Class A common stock as compensation, a person whose "functional currency" is not the United States dollar, a controlled foreign corporation, a passive foreign investment company, or a former U.S. citizen). This summary is based upon the United States Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations, IRS rulings and pronouncements and judicial decisions in effect, all of which are subject to change, possibly on a retroactive basis, or differing interpretations.

        The discussion included herein is only a summary. Accordingly, we urge you to consult your tax advisor with respect to your U.S. federal, state, local and non-U.S. income and other tax consequences in light of your particular situation with respect to an exchange of Group LP Class A partnership units and holding and disposing of Class A common stock.

Taxation of Exchange of Group LP Class A Partnership Units

U.S. Holders

        For U.S. federal income tax purposes, the exchange of Group LP Class A partnership units for Class A common stock will be a taxable event, whether or not the holder sells the Class A common stock issued in the exchange. You will recognize gain or loss on such exchange to the extent that the fair market value of the shares of Class A common stock (plus cash, if any, and the relief of your share of any liabilities of Group LP) exceeds your adjusted basis in the partnership units immediately before the exchange. Any gain will generally be taxed as capital gain except to the extent that the amount received attributable to your share of "unrealized receivables" of Group LP exceeds your basis attributable to those assets, which will generally be taxed as ordinary income. Unrealized receivables include, to the extent not previously included in Group LP's income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income (for example, recapture of depreciation with respect to property) if Group LP had sold its assets at or above their fair market value at the time of the exchange. Any loss resulting from such exchange will be taxed as capital loss. Capital gain of individuals derived with respect to capital assets held for more than one year are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

        Because Group LP is engaged in a U.S. trade or business, a portion of any gain recognized by a Non-U.S. Holder on the sale or exchange of its partnership units could be treated for U.S. federal income tax purposes as effectively connected with such trade of business and hence such Non-U.S. Holder could be subject to U.S. federal income tax on the exchange as follows:

  •
  A non-corporate Non-U.S. Holder will be subject to tax on any net gain effectively connected with a U.S. trade of business from such sale under regular graduated U.S. federal income tax rates.

  •
  A Non-U.S. Holder that is a foreign corporation will be subject to tax on any net gain that is effectively connected with a U.S. trade or business in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Taxation of Ownership of Class A Common Stock

U.S. Holders

  Dividends

        The gross amount of distributions on the Class A common stock will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includable in your gross income as ordinary income on the day actually or constructively received by you. Subject to certain limitations, dividends received by corporate U.S. Holders may be eligible for the dividends received deduction. In addition, subject to certain limitations, dividends received by noncorporate U.S. Holders are generally eligible for reduced qualified dividend rates of taxation.

        To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the shares of Class A common stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the Class A common stock), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange.

  Dispositions

        For U.S. federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of a share of Class A common stock in an amount equal to the difference between the amount realized for the Class A common stock and your tax basis in such shares. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are generally taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

  Dividends

        Any dividend paid to a Non-U.S. Holder with respect to Class A common stock will generally be subject to withholding tax at a 30% rate (or such lower rate specified by an applicable income tax treaty). Generally, a Non-U.S. Holder must certify as to its status, and to any right to reduced withholding under an applicable income tax treaty, on a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E in order to obtain the benefit of such right. If, however, the Non-U.S. Holder provides an IRS Form W-8ECI, certifying that the dividend is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the U.S., the dividend will not be subject to withholding. Instead, such dividends are subject to U.S. federal income tax at regular rates applicable to U.S. persons generally and, for corporate holders, may also be subject to a 30% "branch profits tax" unless you qualify for a lower rate under an applicable U.S. income tax treaty.

  Dispositions

        A Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of Class A common stock unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of trade or business in the U.S. and, in some instances if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the U.S.;

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the tax year of the disposition and meets certain other conditions; or

  •
  we are or have been a "U.S. real property holding corporation" ("USRPHC") under Section 897 of the Code during the applicable statutory period and the Non-U.S. Holder's shares in us represent more than 5% of the Class A common stock outstanding and are otherwise a "U.S. real property interest" under the Foreign Investment in Real Property Tax Act (and the Non-U.S. Holder is not eligible for any treaty exemption). We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC in the future.

  Information Reporting and Backup Withholding

        You will generally be required to comply with certain certification procedures to establish that you are not a U.S. person in order to avoid backup withholding with respect to dividends or the proceeds of a disposition of Class A common stock. In addition, we are required to annually report to the IRS and you the amount of any distributions paid to you, regardless of whether we actually withheld any tax. Copies of the information returns reporting such distributions and the amount withheld, if any, may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided that certain required information is provided on a timely basis to the IRS.

U.S. Federal Estate Taxes

        Class A common stock owned or treated as owned by an individual at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Foreign Account Tax Compliance Act

        Withholding at a rate of 30% generally will be required on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale of, Class A common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. Accordingly, the entity through which Class A common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, after December 31, 2016, gross proceeds from the sale of, Class A common stock held by an investor that is a non-financial non-U.S. entity which does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which we will in turn provide to the Secretary of the Treasury. We will not pay any additional amounts to holders in respect of any amounts withheld. Holders are encouraged to consult their tax advisors regarding the possible implications of these withholding taxes on their investment in Class A common stock.

PLAN OF DISTRIBUTION

        This prospectus relates to:

  •
  up to an aggregate of 3,292,937 shares of Class A common stock that may be issued by us from time to time pursuant to this prospectus to certain holders of Class A partnership units in Group LP, upon the exchange by such holders of an equal number of such Class A partnership units; and

  •
  the sale by the selling stockholders named in this prospectus of up to 111,477 shares of Class A common stock from time to time, 94,496 of which are issuable upon exercise of an equivalent number of nil strike options held by the selling stockholders and 16,981 of which are outstanding and beneficially owned by the selling stockholders.

        Once issued to the exchange holders of Group LP Class A partnership units pursuant to the registration statement, of which this prospectus forms a part, the Class A common stock will be freely tradable in the hands of persons other than our affiliates.

        The selling stockholders may sell all or a portion of the Class A common stock offered hereby from time to time in the future directly or through one or more underwriters, broker-dealers or agents. If the Class A common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions through:

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  any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

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  the over-the-counter market;

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  transactions otherwise than on these exchanges or systems or in the over-the-counter market;

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  the writing of options, whether such options are listed on an options exchange or otherwise;

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  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

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  privately negotiated transactions;

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  short sales;

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  sales pursuant to Rule 144;

  •
  transactions in which broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

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  any other method permitted pursuant to applicable law.

        If the selling stockholders effect such transactions by selling shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging in positions they assume. The selling stockholders may also sell shares short and deliver shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares to broker-dealers that in turn may sell such shares. Under our trading policy for employees, our employees may not engage in short sales of our securities.

        The selling stockholders may pledge or grant a security interest in some or all Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Class A common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision under the Securities Act of 1933, as amended, or the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the Class A common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling stockholders and any broker-dealer participating in the distribution of the Class A common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Class A common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Class A common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

        Under the securities laws of some states, the Class A common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Class A common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        There can be no assurance that any selling stockholders will sell any or all of the Class A common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

        The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Class A common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Class A common stock to engage in market-making activities with respect to the Class A common stock. All of the foregoing may affect the marketability of the Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the Class A common stock.

        We will not receive any cash proceeds from our issuance of Class A common stock to holders of Group LP Class A partnership units or the sale by the selling stockholders of our Class A common stock pursuant to this prospectus, although we will acquire Group LP Class A partnership units exchanged for our Class A common stock that we may issue to an exchanging holder. Each selling stockholder will bear the cost of any underwriting discounts and selling commissions related to their respective offering and sale of shares of Class A common stock pursuant to this prospectus. We may indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, or the selling stockholders will be entitled to contribution. We, our affiliates and our respective directors, officers, employees, agents and control persons may be indemnified by the selling stockholders against liabilities that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus or we or they may be entitled to contribution.

 LEGAL MATTERS

        The validity of the shares of Class A common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

        The consolidated and combined financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Moelis & Company's Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION

        We filed a registration statement on Form S-3 with the Securities and Exchange Commission with respect to the registration of the Class A common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information about us, the Class A common stock we are offering by this prospectus and related matters, you should review the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information on the operation of the public reference facilities may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

        We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with such requirements, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered accounting firm.

        The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of the prospectus and before the date that the offerings of the Class A common stock by means of this prospectus are terminated, will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

        We incorporate by reference into this prospectus the following documents or information filed with the SEC:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 27, 2015 (File No. 001-36418);

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  Current Reports on Form 8-K, filed on March 18, 2015 and May 1, 2015;

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  Definitive Proxy Statement on Schedule 14A, filed on April 28, 2015;

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  Registration Statement on Form 8-A for registration of the Class A common stock to section 12(b) of the Exchange Act, filed on April 11, 2014; and

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  All other than documents filed by Moelis & Company under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offerings to which this prospectus relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

        We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents from Moelis & Company, 399 Park Avenue, 5th Floor, New York, NY 10022. You also may contact us at (212) 883-3800 or visit the "Financial Reports & SEC Filings" of our Investor Relations website at http://investors.moelis.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to exchange your Group LP Class A partnership units for our Class A common stock or to acquire our Class A common stock from the selling stockholders.

3,404,414 Shares

Class A Common Stock

PROSPECTUS

        May 4, 2015